Exhibit 20.4
ANNUAL AGGREGATE CERTIFICATEHOLDERS STATEMENT
MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST SERIES 2004-1
ANNUAL PERIOD ENDING
DECEMBER 31, 2006

1. Investor Interest as of December 31, 2006
Class A	$513,700,000.00
Class B	$22,341,000.00
Class C	$13,959,000.00
Class D Certificate	$8,375,000.00
Total Investor Interest	$558,375,000.00

2. 3- Month LIBOR as per reset dates:
March 13, 2006	4.91000%
June 13, 2006	5.32938%
September 13, 2006	5.39000%
December 13, 2006	5.36000%

3. Determination of Certificate Rates:
a) Class A: 3-Month LIBOR plus 16 basis points
b) Class B: 3-Month LIBOR plus 42 basis points
c) Class C: 3-Month LIBOR plus 77 basis points
d) As Per Loan Agreement

4. Servicing Fee Rate	0.50000%

5. Receivable Balances as of December 31, 2006
Aggregate Receivables	$1,118,597,758.69
Finance Charge Receivables	$22,237,708.73
Principal Receivables	$1,096,360,049.96

6. Annual Servicers’ Fee	$2,791,875.00

7. Aggregate Investor Default Amount	$237,177.27

8. Floating Investor Interest as of December 31, 2006	50.92989%

9. Transferor Interest as of December 31, 2006	$537,985,049.96

10. 2006 Aggregate Collections
(a) Principal Receivables	$2,902,595,298.09
(b) Finance Charge Receivables (inc. net recoveries, if any)	$86,923,495.45
(c) Principal and Finance Charge Receivables	$2,989,518,793.54
(d) Late Charges	$7,854,478.56
(e) Total Collections	$2,997,373,272.10

11. Delinquencies as of December 31, 2006
(a) 30 days delinquent	$1,486,705.61
(b) 60 days delinquent	$2,724,345.69
(c) 90 days delinquent	$1,101,346.17
(d) 120 + days delinquent	$1,719,638.91
(e) Total 30 + days delinquent	$7,032,036.38

12. 2006 Aggregate Default Amount	$465,693.64

13. AFCO is Servicer	Yes

14. 2006 Aggregate Allocation and Application of Collections:
(a) Class A Available Funds	$44,408,262.82
(b) Class A Optimal Interest	$27,372,707.27
(c) Class A Monthly Interest	$27,372,707.27
(d) Class A Deficiency Amount	$—
(e) Class A Additional Interest	$—
(f) Class A Servicing Fee	$2,568,500.00
(g) Unpaid Class A Servicing from prior periods	$—
(h) Class A Investor Default Amount	$218,200.97
(i) Class A contribution to Excess Spread	$14,248,854.59

(j) Class B Available Funds	$1,931,331.52
(k) Class B Optimal Interest	$1,249,181.01
(l) Class B Monthly Interest	$1,249,181.01
(m) Class B Deficiency Amount	$—
(n) Class B Additional Interest	$—
(o) Class B Servicing Fee	$111,705.00
(p) Unpaid Class B Servicing from prior periods	$—
(q) Class B contribution to Excess Spread	$570,445.51

(r) Class C Available Funds	$1,206,725.60
(s) Class C Servicing Fee (if NOT AFCO)	$—
(t) Class C Interest contribution to Excess Spread	$1,206,725.60

(u) Total Excess Spread	$16,026,025.69
(v) Class A Required Amount	$—
(w) Unreimbursed Class A Investor Charge-Offs	$—
(x) Class B Required Amount	$9,489.64
(includes Class B Investor Default Amount)
(y) Unreimbursed Class B Investor Charge-Offs	$—
(z) Class C Monthly Interest	$829,906.83
(aa) Coll. Int. Svcg Fee (if AFCO)	$69,795.00
(ab) Collateral Interest Default Amount	$5,929.27
(ac) Unreimbursed Collateral Interest Charge-Offs	$—
(ad) Reserve Account Funding Date month	Sep-06
(ae) Reserve Fund Cap	0.30%
(af) Required Reserve Account Amount	$1,675,125.00
(ag) Reserve Account Balance	$1,675,125.00
(ah) Payable under the Loan Agreement	$—
(ai) Class A Shortfall Amount	$—
(aj) Class B Shortfall Amount	$—

MELLON BANK, N.A., as Master Servicer
By	/s/ James L. Jourdain
	Name:	James L. Jourdain
	Title:	Vice President Mellon Bank, N.A.